EXHIBIT 99.1

NEWS RELEASE For Immediate Release

ALASKA MINING CORP’S 2012 BEAR CLAIMS EXPLORATION PROGRAM UNDERWAY

VANCOUVER, British Columbia, June 22, 2012 - Sono Resources, Inc. (OTCBB:SRCI) (the "Company" or “Sono”) having completed the Share Exchange Agreement (“SEA”), with Alaska Metals Corp. (“Alaska Metals”), announces that the 2012 exploration work program, as set out in the Company’s news release dated May 4, 2012, has been initiated, with Keill Engineering from Fairbanks, Alaska conducting a Mobile Metal Ion (“MMI”) geochemical sampling program over 4 grid lines consisting of 219 samples. These samples have been sent to SGS Canada Inc. of Mississauga, Ontario for analysis.

On June 19, 2012, SJ Geophysics commenced a 3D Induced Polarization/Resistivity survey. From this data combined with MMI sample results, 6 to 10 drill targets will be identified for NQ sized diamond core drilling to commence mid-August.

Gary Powers, President of Alaska Metals states, “The team is excited to have begun our 2012 exploration program on time and looks forward to completing the drill program in late summer. Alaska is a mining oriented state where both the private and public sectors are helpful and supportive.”

Exploration - 2012:  This summer, Alaska Metals plans to spend from $600,000 to $900,000 on program exploration expenditures, which includes more MMI sampling, an IP Survey, and a core drill program comprised of 4,000 to 6,000 feet of diamond core drilling of 6 to10 targets.

About the Bear Claims:  Placer gold mining in the Circle Mining District area has been continuous since 1893 and it is estimated that one million ounces of gold have been recovered to date. Placer mining remains active in all of the drainages that surround the Bear Claims, in particular, Miller Creek to the southeast, Mammoth Creek to the east, Porcupine Creek to the north and Bonanza Creek to the west.

A systematic exploration program within the Bear Claims was carried out was by BHP-Utah International in 1990 and 1991, which consisted of geological mapping, and 1,321 soil samples and 287 rock samples as part of a larger program carried out on additional claims held by BHP at that time. Exploration work conducted to date by Alaska Metals includes the re-interpretation of historical airborne magnetic and resistivity survey data, soil sampling, MMI sampling, and confirmation geological mapping.

On May 4, 2012, Sono completed the Share Exchange Agreement (“SEA”), dated April 26, 2012, with Alaska Metals Corp., a British Columbia company. Alaska Metals is the sole shareholder of Alaska Metals & Mining Corp., an Alaska company, which is the holder of the right to acquire a 100% interest in and to 46 contiguous state mineral estate claims covering approximately 4,840 acres (the “Bear Claims”) located in central Alaska, 120 miles northeast of Fairbanks, Alaska in the Circle Mining District.

Sono announces the resignation of Peter Wilson as President and Director. Incoming Alaska Mining Corp. president Gary Powers has agreed to assume the position of President and Director of Sono Resources. Sono Resources thanks Mr. Wilson for his work and contributions to Sono.  The Company also thanks Mr. Luc Antoine for his past contribution and also announces his resignation from the Board of Directors.

About Sono Resources, Inc.

Sono Resources is a mineral exploration company seeking to acquire, explore and develop highly prospective metal projects in Africa and North America.

See www.sonoresourcesinc.com for more information.

Contact: Investor Relations - 1.855.662.7666

Certain statements in this release are forward-looking statements, which reflect the expectations of management. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to the Company's further drilling, its expectations to receive results or its ongoing exploration program. Such statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements. No assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if they do occur, what benefits the Company will obtain from them. These forward-looking statements reflect management's current views and are based on certain expectations, estimates and assumptions, which may prove to be incorrect. A number of risks and uncertainties could cause our actual results to differ materially from those expressed or implied by the forward-looking statements, including: (1) a downturn in general economic conditions in North America and internationally, (2) the inherent uncertainties and speculative nature associated with mineral exploration and production, (3) a decreased demand for minerals and fluctuations in the price of such minerals, (4) any number of events or causes which may delay or cease exploration and development of the Company's property interests, such as environmental liabilities, weather, mechanical failures, safety concerns and labor problems; (5) the risk that the Company does not execute its business plan, (6) political and foreign risks, (7) inability to retain key employees, (8) inability to finance operations and growth, and (9) other factors beyond the Company's control. These forward-looking statements are made as of the date of this news release and, except as required by law, the Company assumes no obligation to update these forward-looking statements, or to update the reasons why actual results differed from those projected in the forward-looking statements. We seek safe harbor.